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Exhibit 21

SUBSIDIARIES OF GLEACHER & COMPANY, INC.

COMPANY NAME	PLACE OF INCORPORATION
GLEACHER & COMPANY SECURITIES, INC.	NEW YORK
CLEARPOINT FUNDING, INC.	DELAWARE
DESCAP MORTGAGE FUNDING, LLC	DELAWARE

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  Exhibit 21